Exhibit 21.1
FORTINET, INC. SUBSIDIARIES

Entity	Jurisdiction of Incorporation

Fortinet International, Inc.	Cayman Islands
Fortinet UK, Ltd.	United Kingdom
Fortinet Technologies (Canada), ULC	Canada
Fortinet Japan K.K.	Japan
Fortinet Information Technology (Beijing) Co., Ltd.	China
Fortinet Malaysia SDN. BHD.	Malaysia
Fortinet Singapore Private Limited	Singapore
Fortinet Technologies India Private Limited	India
Fortinet S.A.R.L.	France
Fortinet GmbH	Germany
Fortinet Federal, Inc.	U.S.A.
Fortinet BV	Netherlands
Fortinet Mexico, S. de R.L. de C.V.	Mexico
Fortinet Network Security Brazil Limitada	Brazil
Fortinet Colombia S.A.S	Colombia
Fortinet Security NZ Limited	New Zealand
Fortinet Security Israel Ltd.	Israel
Fortinet Security Korea Ltd.	Korea
Fortinet Security LLC	Qatar
Fortinet Security Italy S.R.L.	Italy
Fortinet Networks Romania S.R.L.	Romania
Fortinet Holding LLC	U.S.A.
Accelops China	China
Fortinet Turkey Güvenlik Sistemleri Limited Şirketi	Turkey
Fortinet Security Spain S.L	Spain
Fortinet Networks Mauritius Ltd	Mauritius
Bradford Networks, Inc.	U.S.A.
Bradford Networks Europe Limited	United Kingdom
ZoneFox Holding Limited	United Kingdom
ZoneFox Limited	United Kingdom
Fortinet Branch Holding Company	U.S.A.
enSilo, Ltd.	Israel
enSilo, Inc.	U.S.A.
enSilo Limited	United Kingdom
CyberSponse, Inc.	U.S.A.
CyberSponse Federal, Inc.	U.S.A.
CyberSponse India Private Limited	India
Fortinet Austria GmbH	Austria
Fortinet Belgium BV	Belgium
Fortinet Denmark ApS	Denmark
Fortinet Finland Oy	Finland
Fortinet Security Network (Thailand) Ltd.	Thailand
PT Fortinet Indonesia Security	Indonesia